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                                                                    EXHIBIT 99.6

                                 RADIATA, INC.
                             STOCK OPTION AGREEMENT
                        UNDER THE 1999 STOCK OPTION PLAN

        THIS AGREEMENT is made effective as of ___ day of _______, 200__ (the "GRANT DATE" which is the date the Option referred to herein was authorized for granting by the Administrator of the Company's Option Plan), between Radiata, Inc., a Delaware corporation (the "COMPANY"), and the undersigned Optionee.

        THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. Subject to all of the terms and conditions of this Agreement and of the Company's 1999 Stock Option Plan (the "OPTION PLAN"), Optionee will have an option (the "OPTION") to purchase the number of shares of the Company's common stock (the "SHARES"), for an exercise price per share (the "OPTION PRICE") and based upon the Vesting Start Date set forth below and an Expiration Date of the tenth anniversary of the Grant Date (subject to earlier termination as provided in the Option Plan) as set forth below:

            NUMBER OF SHARES
               SUBJECT TO THE OPTION:       ________
            OPTION PRICE PER SHARE:         $_______
            VESTING START DATE:             _______, 200__

        This Option will not be treated as an Incentive Stock Option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.      Vesting and Exercise.

        (a) Vesting. Initially, the entire Option will be "Unvested" within the meaning of the Option Plan; portions of the Option will become "Vested" within the meaning of the Option Plan on the following schedule:

                (1) twenty-five percent (25%) of the Shares subject to the Option shall become Vested as of the first anniversary of the Vesting Start Date; and

                (2) the remaining seventy-five percent (75%) of the Shares subject to the Option shall become Vested monthly ratably (approximately __________ shares per month) on a cumulative basis over the 36 month period commencing on the first anniversary of the Vesting Start Date, subject to the condition that Optionee does not suffer a Loss of Eligibility Status prior to each such vesting date.

        (b) Exercise of the Option. Optionee may exercise the Option, in whole or in part, at any time provided that those Option Shares acquired by Optionee with respect to that portion of the Option which is then an Unvested Option will be "Unvested Shares" (within the meaning of section 5(c)(viii) of the Option Plan) that are subject to the Company's repurchase right as set forth in section 6(c) of the Option Plan, until such Shares become "Vested Shares" on the same schedule of Vesting dates as is set forth in section 2(a) above (and also subject to the condition that


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                Optionee does not suffer a Loss of Eligibility Status prior to each such Vesting date).

        (c) Limitation on Right of Repurchase. The Company's right of repurchase under Section 6.8(c) of the Option Plan shall be limited to the repurchase of Unvested Shares.

        (d) Minimum Number of Shares. Any exercise of the Option must be for at least one hundred (100) Shares (without regard to adjustments to the number of Shares subject to the Option pursuant to section 8 of the Option Plan) or, if less, all of the remaining Shares subject to the Option.

        (e) Notice of Exercise. Optionee or Optionee's representative may exercise the Option by giving written notice to the Company pursuant to section 6.5(a) of the Option Plan using the specified form of notice of exercise attached to this Agreement as Exhibit A. The notice will be signed by the person or persons exercising the Option. In the event that the Option is being exercised by the representative of Optionee, the notice will be accompanied by proof reasonably satisfactory to the Company of the representative's right to exercise the Option. Payment of the Option Price will accompany the notice and will be in any of the following forms acceptable to the Company: (i) cash or a check made payable to the Company; or (ii) by the delivery of one or more certificate(s) representing shares of the Company with a Fair Market Value on the date of exercise equal to the Option Price, together with a stock power executed in blank.

        (f) Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, and as a condition to the Company's obligation to issue any Shares upon the exercise of the Option in full or in part, Optionee will make arrangements reasonably satisfactory to the Company for the payment of any withholding tax obligations that arise by reason of such exercise.

        (g) Issuance of Option Shares. Subject to the provisions of the Option Plan, after receiving a proper notice of exercise and payment of the applicable Option Price and withholding taxes, the Company will cause to be issued a certificate or certificates for the Option Shares as to which the Option has been exercised, registered in the name of the person rightfully exercising the Option. The Company will cause such certificate or certificates to be delivered to such person.

3. Representations and Warranties of Optionee. Optionee hereby represents and warrants that: (a) Optionee is acquiring the Option granted hereby, and will acquire any Shares obtained upon exercise of the Option, for investment purposes only, for Optionee's own account, and with no view to the distribution thereof; (b) Optionee understands that the Option and the Shares that may be acquired by exercising the Option ("OPTION SHARES") have not been registered under the Securities Act of 1933, as amended (the "1933 ACT") and that the Option and the Option Shares are not freely tradeable and must be held indefinitely unless they are either registered under the 1933 Act or an exemption from such registration is available; (c) Optionee understands that the Company is under no obligation to register the Option or the Option Shares; (d) Optionee understands that the Option and the Option Shares have not been qualified under the securities laws of any state and are to be offered and sold pursuant to an exception from qualification under applicable state securities laws; and (e) Optionee understands that the Company is relying


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        upon the truth and accuracy of the foregoing representations and warranties in granting the Option to Optionee.

4. No Employment Rights. This Agreement gives Optionee no right to be retained as an employee of the Company and/or its Subsidiaries.

5. Terms of the Option Plan. Optionee understands that the Option Plan includes important terms and conditions that apply to the Option. Those terms include: important conditions to the right of Optionee to exercise the Option; important restrictions on the ability of Optionee to transfer the Option or to Transfer any of the Shares of Option Stock received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including Optionee no longer being an employee, director, consultant or independent contractor to or of the Company or its Subsidiaries. OPTIONEE ACKNOWLEDGES HAVING READ THE OPTION PLAN, AGREES TO BE BOUND BY ITS TERMS, AND MAKES EACH OF THE REPRESENTATIONS REQUIRED TO BE MADE BY OPTIONEE UNDER IT. OPTIONEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS GIVEN NO TAX ADVICE CONCERNING THE OPTION AND HAS ADVISED OPTIONEE TO CONSULT WITH HIS OR HER OWN TAX OR FINANCIAL ADVISOR ABOUT THE TAX TREATMENT OF THE OPTION AND ITS EXERCISE.

6. Miscellaneous. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the Option Plan. Neither this Agreement nor the Option is assignable by either party, except as expressly provided herein. All of the covenants and provisions of this Agreement by or for the benefit of the Company or Optionee shall bind and inure to the benefit of their respective successors. This Agreement (including the Option Plan) constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by the Company and Optionee. This Agreement shall be construed and governed by the substantive laws of the State of Delaware.

The parties hereby have entered into this Agreement as of the Grant Date.


                                      RADIATA, INC.


                                      By:
                                         ---------------------------------------
                                      Title: Vice President, CFO

                                     "OPTIONEE"



                                      -----------------------------------------
                                      Address:

                                      US Social Security #:
                                      Australian Tax File #: 483 448 823

Attachments:   (1)    Consent of Spouse
               (2)    1999 Stock Option Plan
Exhibit A:     Form of Notice of Exercise of Stock Option


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